Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No.333-273508 on Form N-2 of our report dated May 24, 2024, relating to the financial statements and financial highlights of BlackRock Private Investments Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 30, 2024